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Exhibit 10.07

OUTSOURCING SERVICES AGREEMENT

BETWEEN

CGI INFORMATION SYSTEMS & MANAGEMENT CONSULTANTS, INC.

AND

KANAWHA HEALTHCARE SOLUTIONS,  INC.

November 11, 2003

ii

        This Outsourcing Services Agreement, dated as of November 4th, 2003 ("the Effective Date"), is by and between CGI Information Systems & Management Consultants, Inc., a Delaware corporation having offices at 600 Federal Street, Andover, Massachusetts, 01810 ("CGI"), and Kanawha Healthcare Solutions, Inc., a Tennessee corporation having offices at 210 South White Street, Lancaster, South Carolina, 29721 ("Kanawha").

        WHEREAS, prior to the date of this Agreement Kanawha has operated and managed internally an information technology ("IT") department;

        WHEREAS, CGI possesses expertise and provides professional services in the management, implementation, administration and operation of complex IT infrastructures;

        WHEREAS, Kanawha desires to outsource its IT operations to CGI in accordance with the terms and conditions of this Agreement; and

        WHEREAS, the parties previously entered into a Memorandum of Understanding dated September 29, 2003, attached hereto as Schedule N ("the MOU"), and are now prepared to more fully define in this Agreement the terms and conditions under which CGI shall provide services to Kanawha.

        NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

SECTION 1—DEFINITIONS

        1.1    Definitions.    Certain terms used in this Agreement are defined as follows:

        "Agreement" means this Outsourcing Services Agreement including its Schedules and any amendments thereto.

        "Application Software" means the Kanawha Application Software and the CGI Application Software. For the avoidance of doubt, Application Software does not include any computer-based programs within the scope of System Software, LAN, or Desktop Computer.

        "Application Software Development" means the activities (i) involving any modifications to Application Software that are designed to improve or alter performance through additions and enhancement changes or deletions of existing functions, and (ii) leading to the implementation into Production of any new or modified Application Software, which activities include, but are not limited to, preliminary requirements analysis, architecture design, functional design, application design, programming, testing (including functional, integrated and user acceptance testing), implementation, training, and project management and support.

        "Application Software Maintenance" means the activities related to the maintenance of the Application Software including, without limitation, making specialized queries to databases, correcting problems or defects in the Application Software, or performing any other activities required to cause the Application Software to be operational in accordance with this Agreement, but specifically excluding activities that comprise Application Software Development.

        "Base Services" means the services, functions and responsibilities described in Schedule A (Statement of Work) hereto.

        "CGI Application Software" means any group of computer-based programs of any format, together with all Enhancements thereto or replacements therefor, licensed by CGI from a third party or owned or developed by CGI during the Term of the Agreement that perform a specific function or application in connection with the Services.

        "CGI Sites" means the facility or facilities to be used by CGI to house all or any part of the Computer Systems or provide any portion of the Services.

        "CGI Software" means the CGI Application Software, the CGI System Software and any CGI tools and proprietary methodologies.

        "CGI System Software" means the group of computer-based programs (and any and all Enhancements thereto or replacements therefor) of any format, generally known as operating software and utility programs including compilers, loaders, linkers, and debuggers and system software that are used in conjunction with the Hardware and licensed by CGI from a third party, or owned or developed by CGI.

        "Change in Control" of a party means the consummation of a transaction or series of related transactions in which (i) any person or entity (other than those persons and entities in control of the party as of the Effective Date) becomes the beneficial owner, directly or indirectly, of equity securities of the applicable party representing fifty-one percent (51%) or more of the combined voting power of the party's then outstanding equity securities; or (ii) the stockholders of the party approve an agreement for the sale or disposition of all or substantially all of the party's assets to a non-affiliated person or entity.

        "Change Management Committee" means the committee as defined in Section 8.2 (Change Management Committee).

        "Commercially Reasonable" means the performance that would be expected of an experienced, well-managed company in the business of the party required to perform, where that company is acting (i) in good faith and (ii) reasonably in relation to the benefit to be obtained from that performance by the other party.

        "Commencement Date" means November 16, 2003, which shall also be deemed the anniversary date of the Agreement.

        "Computer Systems" means all components of Kanawha's computer systems to be operated by CGI for Kanawha at CGI Sites and Kanawha Sites including, without limitation, Hardware, System Software, Application Software, Data, storage media and other supplies, and the LAN and WAN.

        "Data" means the representation of information or computer instructions in a formalized manner suitable for interpretation or processing including, without limitation, any information set forth in hard copy document or stored on disk, magnetic media, or other storage media together with any combination or organization thereof. Data shall include any and all customer-specific information submitted by Kanawha or its customers for processing by CGI.

        "Data Center Services" means the activities required to deliver the Production and includes the operation of the Computer Systems, Help Desk, and technical support services.

        "Desktop Computer" means a personal computer and attached peripherals generally located at the user workstation including LAN access, as per the standard Kanawha configuration(s) to be agreed upon by Kanawha and CGI during the Transition Period, together with the desktop software such as, but not limited to, word processing, spreadsheet, presentation, and drawing software generally available on such equipment.

        "DRP" means disaster recovery plan.

        "Enhancement" means all new versions, releases, successor products, revisions, improvements, upgrades, modifications, customizations, changes, deletions, corrections, or adjustments made to the applicable System Software and Application Software.

        "Hardware" means the computer equipment used by Kanawha as of the Effective Date to provide the Base Services for which CGI is assuming responsibility hereunder, together with all upgrades or additions or replacements thereto made during the Term.

        "Kanawha Application Software" means the group of computer-based programs in any format listed on Schedule G (Kanawha Software) hereto, together with all Enhancements thereto or replacements therefor, that CGI assumes responsibility for hereunder as jointly agreed upon by CGI and Kanawha that have been (i) licensed by Kanawha from a third party, or owned or developed by Kanawha prior to the Effective Date, or (ii) licensed from a third party by Kanawha during the Term of this Agreement.

        "Kanawha Sites" means any facility owned or leased by Kanawha during the Term at which Kanawha performs business activities that utilize IT.

        "Kanawha Software" means any Kanawha Application Software, Kanawha System Software, and any other utilities or databases owned or licensed by Kanawha that shall be accessed or used by CGI in providing Services under this Agreement.

        "Kanawha System Software" means the group of computer-based programs (and any and all Enhancements thereto or replacements therefor) of any format, generally known as operating software and utility programs including compilers, loaders, linkers, and debuggers and system software set forth on Schedule G (Software) hereto, that are used in conjunction with the Hardware and have been (i) licensed by Kanawha from a third party, or owned or developed by Kanawha prior the Effective Date of the Agreement, or (ii) licensed by Kanawha from a third party during the Term of this Agreement.

        "LAN" means the Kanawha local area network, including (i) the network peripherals, (ii) communications equipment, (iii) cabling and (iv) software components described in the Schedules as may be amended by the parties from time to time, but excluding database management software (which is considered Application Software).

        "LAN Services" means the activities described in Schedule A (Statement of Work) required to provide LAN and Desktop Computer services, including technical support services and Desktop Computer installation.

        "Mission Critical Activities" means that portion of the Services critical to Kanawha's core business activities. Mission Critical Activities include (i) data center iSeries availability; (ii) production batch processing; (iii) network security, performance, and availability; (iv) voice communications availability; and (v) application security and availability.

        "New Services" means any IT services or functions that are materially different from, and in addition to, the Base Services provided by CGI under this Agreement. New Services shall not include any services that were being performed by Kanawha prior to the Effective Date that were not included in Schedule A (Statement of Work), but which CGI is responsible for performing under this Agreement as described in Schedule A (Statement of Work). Further for the avoidance of doubt, New Services shall not include Tier III Projects (defined below).

        "Operational Framework" means the methodology, procedures, policies, forms, and tools described in Schedule M (Operational Framework) that are used by CGI to provide the Services.

        "Pool of Resources" means the total hours available to Kanawha without additional charges for Tier II Services (Application Software Maintenance) and Tier III Services (Application Software Development), as further defined in Schedule I (Pricing).

        "Prime Interest Rate" means the prime commercial lending rate expressed as an annual rate that Citibank, N.A. (or in the event that Citibank ceases to exist or ceases to offer commercial lending, another financial institution of similar national stature agreed to by the parties) establishes.

        "Production" means the processing activities to be executed by CGI on the Computer Systems in order to meet Kanawha's processing requirements including, but not limited to, batch processing,

month end processing, quarterly closing, fiscal closing, system backups and recovery routines, and usual on-demand job requests.

        "Production Environment" means the components required to process Kanawha's Production including, but not limited to, the Production Schedule, LAN, Desktop Computer, Application Software, System Software, Hardware and WAN used at either the CGI Sites or Kanawha Sites.

        "Production Schedule" means the predefined Production activities as defined by Kanawha, whether automated or not, that have to be executed by CGI during a given period.

        "Project" means a CGI work effort that requires the approval of the Tier III Management Committee or the Change Management Committee. Projects may or may not carry separate pricing, as agreed to by the parties.

        "Purchased Assets" means the assets designated as such and set forth on Schedule F (Purchased Assets) hereto.

        "Services" means the Base Services and any New Services to be performed or provided by CGI under this Agreement.

        "Service Levels" mean those quantitative measures of performance identified on Schedule D (Service Levels) hereto and agreed to by the parties, which criteria and measurements may change from time to time during the Term of this Agreement.

        "System Software" means the Kanawha System Software and the CGI System Software.

        "System Integration" means the tasks of customizing, modifying, or configuring components (hardware, software, computerized business solutions and supporting equipment) to function with Computer Systems, or managing the foregoing activities, when necessary, to satisfy inter-connectibility, compatibility, supportibility, reliability or operability requirements and Kanawha's information processing requirements, including assembling, installing, testing, implementing, rendering operational, and supporting off-the-shelf or third-party IT solutions.

        "System Integrator" means one who performs System Integration activities.

        "Term" means the period commencing on the Effective Date and expiring one hundred twenty six (126) months following the Commencement Date unless earlier terminated or renewed in accordance with the terms hereof. Term shall include any and all Subsequent Periods (defined below).

        "Tier III Management Committee" means the Kanawha management committee that is comprised of Kanawha and CGI representatives and responsible for the strategic direction of Kanawha's IT operations, as further described in Section 9.3.

        "Tier III Project" means any Application Software Development services that are authorized by the Tier III Management Committee. All Tier III Projects are included in the Base Services.

        "Transition Plan" means the document set forth in Schedule E (Transition Plan) that describes the overall plan and timetable for transitioning the Services performed by Kanawha as of the Commencement Date to CGI.

        "Transitioned Employees" means those Kanawha employees identified in Schedule K hereto who shall be offered employment with CGI in accordance with Section 4.8.

        "Voice" means the management of the Avaya PBX voice communications infrastructure.

        "WAN" means wide area network and refers to the telecommunications lines used to transport Data between the CGI Sites and the Kanawha Sites, including but not limited to, the modem, digital switch unit (DSU), router, and dial-up equipment.

        "Works" means all work product created by CGI in connection with this Agreement that is created, developed, made or prepared specifically for Kanawha as part of the Services.

        1.2    Currency.    All references to amounts of money herein, unless otherwise specified, shall be U.S. Dollars.

        1.3    Section Headings.    The insertion of headings and the division of this Agreement into Sections are for convenience of reference only and shall not affect the interpretation thereof.

        1.4    Schedules.    The following Schedules are appended hereto and are part of this Agreement as if fully rewritten herein:

  A.
  Statement of Work
  B.
  Managed Third Party Services
  C.
  Tier III Project Methodology
  D.
  Service Levels
  E.
  Transition Plan
  F.
  Purchased Assets
  G.
  Kanawha Software
  H.
  Assigned Contracts
  I.
  Pricing
  J.
  Termination Fees
  K.
  Transitioned Employees
  L.
  Disaster Recovery
  M.
  Operational Framework
  N.
  Signed copy of the MOU

Any or all of the above Schedules may be amended by mutual agreement of the parties in the event that discrepancies are discovered during the Transition Period. Changes to the Schedules will be governed by the Change Management Committee.

SECTION 2—OUTSOURCING SERVICES

        2.1    General.    During the Term of this Agreement, CGI shall provide to Kanawha, and Kanawha shall obtain from CGI, in accordance with the terms of this Agreement, the Base Services identified in Schedule A (Statement of Work). At any time during the Term, Kanawha may also request that CGI provide New Services pursuant to this Agreement. To the extent specified in Schedule A (Statement of Work), the Base Services are comprised of: (i) Tier I Services, which include the operations and technical support to operate the information system infrastructure (AS/400, client/server, web hosting, Help Desk, LAN and PC support) and the WAN (Voice and data communications) required by Kanawha to conduct its day-to-day business; (ii) Tier II Services, which include Application Software Maintenance; and (iii) Tier III Services, which include Application Software Development and System Integration and project management of third party application systems, as agreed upon by Kanawha and CGI. Notwithstanding the foregoing list of Base Services, CGI shall be responsible for performing, at no additional cost to Kanawha, any support functions that are identified by Kanawha or CGI following the Commencement Date that were provided by Kanawha's Information Services Division ("ISD") department to Kanawha prior to the Commencement Date, whether or not such support functions are listed in Schedule A (Statement of Work).

        2.2    Third Party Maintenance and Support Services.

          (a)   The Base Services also include CGI's administration and supervision of third party contracts and other obligations required to operate the Kanawha IT environment but not directly entered into, transferred to or assumed by CGI ("Managed Third Party Services"); provided that such contracts permit such management by CGI. These obligations are currently supported by ISD, but are not contained in the ISD budget. All such known obligations are identified in Schedule B (Managed Third Party Services). Kanawha shall remain financially responsible for all Managed Third Party Services, with invoicing and payment to be handled in accordance with Section 7.3 below.

          (b)   Kanawha shall assist CGI in good faith to resolve any problems with providers of Managed Third Party Services, as such problems may arise. In the event that a provider does not fulfill its contractual obligations, or that CGI suspects that a provider may not fulfill its contractual obligations, CGI shall so notify Kanawha and, if applicable, recommend to Kanawha, with the appropriate justification, any modifications or improvements to the Computer Systems that CGI deems reasonably necessary in order to meet the Service Levels. If Kanawha elects not to implement such recommendations and the provider does not fulfill its contractual obligations, CGI shall not be held responsible for any damage or loss to Kanawha as a result thereof.

        2.3    CGI Management Officer ("CMO").    CGI shall assign a dedicated manager who shall be responsible (i) for all CGI obligations set forth in this Agreement, (ii) managing and coordinating the delivery of all Services, and (iii) assisting and advising Kanawha in defining the strategic and operational orientation of Kanawha's use of IT, including the integration of IT with Kanawha's business requirements. The CMO shall furnish an operations report on a monthly basis to Kanawha throughout the Term. Any CMO or replacement CMO shall be subject to Kanawha's consent, which consent shall not be unreasonably withheld.

        2.4    Tier III Projects.    CGI shall perform Tier III Projects as authorized by the Tier III Management Committee (defined below). CGI and Kanawha shall develop for Tier III Projects, in accordance with the methodology in Schedule C (Tier III Project Methodology), a project charter and a project mandate that shall include pricing. All Tier III Projects shall be subject to the terms and conditions of this Agreement. Kanawha shall authorize and prioritize all Tier III Projects. CGI shall be responsible for the implementation of Tier III Projects into Production based on authorization from Kanawha and will work with Kanawha in the resolution of any issues relating to any such Tier III Projects.

        2.5    Third Party Commercial Applications.    In the event that Kanawha, with knowledge of CGI's product offerings, desires to obtain from a third party supplier a commercially available application not currently part of the Production Environment, including associated application maintenance services, Kanawha may do so in its sole discretion. However, in evaluating the application Kanawha shall solicit and consider input from CGI on the System Integration implications of procuring and running the application.

        2.6    Resourcing.    With respect to Tier III Projects that shall require five hundred (500) or more vendor labor hours to complete, Kanawha shall have the right to obtain comparative pricing from other vendors and to award a contract for any such Tier III Projects to another vendor if CGI is not willing to perform the same work for a price not more than five percent (5%) above the lowest price obtained by Kanawha from such other vendors. If CGI is required to provide assistance to any vendor awarded a contract by Kanawha, CGI shall be compensated by Kanawha for such assistance at CGI's billing rates set forth in Schedule I (Pricing), as adjusted for cost of living increases in accordance with Section 6.5 of this Agreement.

        Except as otherwise provided in Section 2.5 and this Section 2.6, CGI shall be the exclusive provider of all Tier I Services, Tier II Services, and Tier III Services to Kanawha during the Term.

        2.7    Reallocation of Base Services Resources.    CGI agrees that Kanawha may require that CGI reallocate certain Base Services resources provided by CGI hereunder in order to initiate and perform a Tier III Project. Such reallocation shall be supported by a business case jointly developed by CGI and Kanawha and shall not negatively affect CGI's capability to meet its other obligations pertaining to this

Agreement or increase CGI's costs to perform the Base Services. If resources are allocated to a Tier III Project and CGI discovers that it requires such resources in order to adequately perform the Base Services, then CGI shall notify Kanawha, and Kanawha shall, at its reasonable discretion, (i) suspend the performance of the Tier III Project and release the resources to perform the Base Services until such time as the resources can be reallocated to the Tier III Project again, or (ii) authorize CGI to provide additional resources to perform the Base Services or Tier III Project, and pay for such additional resources in the manner and on the terms agreed by the parties.

        2.8    Annual Plan.    On an annual basis and with the assistance of Kanawha, CGI shall prepare and submit to Kanawha an annual technology and maintenance plan (the "Annual Plan"). Each such plan shall address Kanawha's future IT plans in terms of technologies to be deployed, application maintenance activities, and new applications to be implemented during the Term, taking into account the business requirements, priorities and business vision of Kanawha that are communicated to CGI by Kanawha during this technology planning process. Each plan shall include the following components:

          (1)   an annual update and long-range assessment of Kanawha's IT architecture and standard operating environments;

          (2)   a recommended direction for the evolution of the Services to provide Kanawha with the benefits of new technologies and strategies;

          (3)   an annual update of the required Application Software Maintenance services and Application Software Development services for Kanawha;

          (4)   determination of the appropriate level of discretionary application maintenance and development activities for the upcoming year; and

          (5)   an annual capacity plan to reflect Kanawha's anticipated Computer Systems growth.

        In conjunction with this annual technology and maintenance planning process, CGI and Kanawha shall also conduct an annual review of the Services provided by CGI, including but not limited to the performance of the CGI CMO and Tier III Management Committee. In addition, CGI shall conduct a customer satisfaction assessment process (CSAP) review twice annually, including once just prior to the annual review of the Services. CGI shall promptly report the results of the CSAP to Kanawha. In the event that any CSAP reveals concerns, CGI shall within fifteen (15) days of reporting such CSAP to Kanawha provide Kanawha with a detailed corrective action plan reasonably acceptable to Kanawha and designed to address each such valid concern, and CGI shall immediately, with all due dispatch, implement such corrective action plan to resolve the concerns revealed durng the CSAP.

        2.9    Services Interruption.    In the event of Hardware, System Software, LAN, Desktop Computers or WAN malfunctions, CGI shall notify the list of designated Kanawha employees identified in the Operational Framework of the nature and expected duration of the malfunction. Until such time as the Operational Framework has been implemented and designated Kanawha employees have been identified, CGI shall use the notification processes currently in use by Kanawha as of the Effective Date. CGI shall coordinate the repair services and keep Kanawha informed until all services are restored. CGI shall use Commercially Reasonable efforts to promptly resolve all service interruptions and to perform any and all actions that are necessary to restore normal service operations.

        2.10    Application Software Malfunctions.    In the event of an Application Software malfunction, CGI shall use Commercially Reasonable efforts to correct or mitigate the problem or defect, including notifying the appropriate Kanawha employee of the nature and duration of the malfunction, restoring the services, coordinating the problem resolution and keeping the Kanawha employee informed until the malfunction is corrected.

        2.11    Off-Site Storage.    Kanawha's existing off-site storage policies will remain in effect at the Commencement Date. During the Transition Period, Kanawha may provide CGI, in writing, any changes that Kanawha deems necessary to upgrade its current storage and backup policies. During the Term, CGI shall adhere to such storage and back-up policies, which policies may be reasonably amended at any time. All such changes will go through the Change Management Process, and may require a change in fees to Kanawha as agreed by the parties. In accordance with the foregoing Kanawha policies, CGI shall make such arrangements and undertake such procedures with respect to the backup and storage of regularly updated, current backup copies of the System Software, Application Software, LAN and Kanawha Data as may be required by Kanawha. Authorized representatives of Kanawha shall have full access to such backup copies at all times and may at any time duplicate or remove such copies as Kanawha considers appropriate, provided that such removal shall not hinder CGI's ability to implement the backup recovery process.

        2.12    New Services.    In the event that Kanawha desires New Services, the following shall apply:

          (a)   If Kanawha requests CGI to perform the New Services, either directly or through its approval of the Annual Plan, the parties' obligations with respect thereto shall be as follows:

            (i)    If the performance of the New Services would be reflected in an increased volume of resource usage, and the incremental resources and expenses required to perform the New Services would not be disproportionately greater than the corresponding increase in the volume or composition of such chargeable resource usage from performing such New Services, then the charge, if any, for such New Services shall be determined pursuant to Schedule I (Pricing).

            (ii)   If the incremental resources and expenses required to perform the New Services would be disproportionately greater than the corresponding increase in the volume or composition of chargeable resource usage from performing such New Services, then prior to performing such New Services, CGI shall quote to Kanawha a charge for such New Services that is consistent with CGI's charges under this Agreement for the Services. Kanawha, upon receipt of such quote, may then elect to have CGI perform the New Services, and the charges under this Agreement shall be adjusted, if appropriate, to reflect such functions. If Kanawha so elects, such New Services shall then be deemed included within the Services and shall be subject to the provisions of this Agreement.

            (iii)  If Kanawha's request for New Services pursuant to this Section includes a request for CGI to correspondingly reduce or eliminate Services CGI is providing, then such New Services shall be considered "Replacement Services." In such event, the parties shall determine the resources and expenses required to provide the Replacement Services, including implementation and on-going support, and the reduction in resources and expenses related to the Services being replaced. The net increase or decrease in resources and expenses shall be the basis on which CGI shall quote a price to Kanawha for Replacement Services.

          (b)   Kanawha may utilize third parties to perform New Services. However, before contracting with any third party for the performance of any New Services, Kanawha shall provide CGI the opportunity to bid for the provision thereof. If Kanawha elects to contract with a third party after consideration of CGI's bid (or if CGI elects not to bid), CGI shall cooperate with the third party with respect to the provision of such services. To the extent that any such third party services shall result in any deliverable for which CGI shall have responsibility or require any change to CGI's operations, the following shall apply:

            (i)    Kanawha and CGI shall establish a process and the parameters upon which the deliverables shall be integrated into the Production Environment managed by CGI or how CGI shall otherwise be required to implement changes to its operations;

            (ii)   CGI shall not be responsible for the results of any services awarded by Kanawha to any third party, and Kanawha shall pay CGI at CGI's billing rates set forth in Schedule I

    (Pricing), as adjusted for cost of living increases in accordance with Section 6.5 of this Agreement, for any services performed by CGI to correct any defects in the deliverables or acts or omissions of the third party in providing such services; and

            (iii)  If, notwithstanding the establishment of a process as stated in Section 2.12(b)(i), the award of services to a third party is, or based on reasonable expectations shall be, an impediment to CGI's ability to deliver the Services in accordance with this Agreement, the obligations of CGI, including the Service Levels, shall be appropriately adjusted by agreement of the parties.

        2.13    Disaster Recovery

          (a)   In accordance with the dates set forth in the Transition Plan, and as part of the Base Services, CGI shall develop, deliver to Kanawha in a form acceptable to Kanawha, successfully test, install, verify and place into production a Commercially Reasonable 72-hour DRP for all Data Center Services provided to Kanawha at CGI's data center in Dallas, TX. Schedule L (Disaster Recovery Plan) defines the agreed to process.

          (b)   During the Transition Period, CGI shall develop and deliver to Kanawha a proposed DRP for the IT environment at the Kanawha Sites. CGI will thereafter modify such proposed DRP as reasonably requested by Kanawha. Upon request by Kanawha, CGI will provide some or all of the disaster recovery services identified in the proposed DRP (as modified, if applicable) at a price to be mutually agreed upon. If, and when so requested by Kanawha, CGI and Kanawha will work together to promptly implement the disaster recovery services desired by Kanawha. CGI shall (i) periodically update and test the operability of each DRP during every twelve (12)-month period that the DRP is fully operational, (ii) certify to Kanawha at least once during every twelve (12)-month period that the DRP is fully operational, and (iii) immediately implement the DRP upon the occurrence of a disaster. The term "disaster" shall mean any event mutually agreed to by Kanawha and CGI to be a disaster. The parties who can declare a disaster event are, for Kanawha, the General Counsel, or the delegate of the General Counsel, and for CGI, the CMO, or the delegate of the CMO.

SECTION 3—SITE OF OPERATION

        3.1    CGI Sites.    For Hardware, Software and other components of the Computer Systems located at a CGI Site, CGI shall provide the necessary operating environment and facilities to meet CGI's obligations and the Service Level commitments under this Agreement.

        3.2    Kanawha Facilities and Support Services.    CGI's use of space and support services at the Kanawha Site shall be provided by Kanawha to CGI as long as such use by CGI is reasonably required for the performance of the Services. At a minimum, the space allocated to CGI at the Kanawha Site shall be similar to the facilities provided by Kanawha to the Transitioned Employees immediately prior to the Commencement Date, including furniture, cabling and office support services, but excluding secretarial and administrative support services.

        3.3    Location Changes.    CGI may provide the Services from any CGI Site as CGI may deem appropriate, provided that the Service Levels identified on Schedule D (Service Levels) are met. CGI shall use Commercially Reasonable efforts to ensure that none of the Services shall deteriorate if their physical locations are moved, and that there shall be no resource or cost impact to Kanawha if the Services are moved. Additionally, CGI shall provide to Kanawha in advance for Kanawha's review and approval the transition, moving, testing, and DRP's that shall ensure that the agreed to business continuity and security requirements of Kanawha are met. CGI shall proceed with the move(s) in accordance with the agreed to plans, at no cost to Kanawha. Testing plans for all changes to the Production Environment shall be mutually agreed upon in advance by the parties. In the event that

CGI desires to provide Tier I Services to Kanawha utilizing mainframe computers located outside of North America, CGI may do so only with prior written approval from Kanawha, which approval shall not be unreasonably withheld.

SECTION 4—TRANSITION AND IMPLEMENTATION

        4.1    Transition Period.    During the Transition Period, CGI and Kanawha shall work together to implement the Transition Plan. Kanawha shall cooperate and provide all assistance reasonably necessary to facilitate the transition of personnel, assets, and services to CGI. CGI shall use Commercially Reasonable efforts to make the transition as non-disruptive to Kanawha as possible and complete the transition in accordance with the Transition Plan. If the establishment of the Dallas data center environment, including (i) relocation of the Kanawha AS/400 environment, (ii) relocation of the Web hosting environment, (iii) implementation of the WAN, (iv) implementation of the LAN, and (v) implementation of the Help Desk (collectively, the "Key Transition Services") have not been properly completed by CGI during the Transition Period, CGI shall have a period of sixty (60) calendar days from such Transition Period in which to properly complete the Key Transition Services (the "Extended Period"). If CGI fails to properly complete the Key Transition Services during the Extended Period through no fault of Kanawha, Kanawha shall have the right to terminate this Agreement without liability. CGI shall have all items related to the Transition Period completed within one (1) year of the Commencement Date.

        4.2    Purchased Assets.    As of the Commencement Date, Kanawha hereby sells to CGI, and CGI hereby purchases from Kanawha, the Purchased Assets described on Schedule F (Purchased Assets) for an amount equal to Five Hundred Thousand Dollars ($500,000.00). Kanawha warrants that CGI shall receive good and marketable title to the Purchased Assets, free and clear of any liens, restrictions and encumbrances. Further, Kanawha shall execute and deliver such bills of sale or other instruments of transfer as may be required in order to vest in CGI good and marketable title to the Purchased Assets, free and clear of any liens, restrictions, and encumbrances.

        4.3    Leased Assets.    As of the Commencement Date, Kanawha hereby assigns to CGI, and CGI hereby assumes from Kanawha, Kanawha's rights and obligations under the leases or other agreements for the fixed assets leased or similarly acquired by Kanawha that are set forth in Schedule F (Purchased Assets). Kanawha represents that to the best of its knowledge there is no default under any such lease or other agreement and that there is no event, which, with the passage of time, would become default. CGI shall be responsible for the timely payment of and performance of all obligations with respect to those leases and other agreements that are attributable to periods or events occurring on or after the Commencement Date, and Kanawha shall remain responsible for the timely payment of and performance of all other obligations under those leases and other agreements for periods prior thereto.

        4.4    Kanawha Software.    During the Term and subject to obtaining any applicable consents or approvals as described in Section 4.6, Kanawha shall make available to CGI the Kanawha Software, as specified in Schedule G (Kanawha Software), to enable CGI to perform the Services. Commencing as of the Commencement Date, CGI shall have financial, administrative and management responsibilities for the Kanawha Software, and shall comply with the obligations of Kanawha arising on and after such date(s) under the license and other agreements relating to the Kanawha Software to the same extent Kanawha complied with those obligations. Kanawha shall indemnify CGI from any losses or costs CGI incurs as a result of any default under any license covering the Kanawha Software where the default, or the event, which, with the passage of time, would become a default, exists as of the Commencement Date, for the transition of the Kanawha Software. Following the Commencement Date and during the Term, CGI shall indemnify Kanawha for any defaults under any license covering the Kanawha Software if such default arises out of any act or omission of CGI.

        4.5    Assigned Contracts.    Commencing as of the Commencement Date, Kanawha shall assign to CGI the contracts listed in Schedule H (Assigned Contracts). Kanawha represents that to the best of its knowledge there is no default under any such contract and that there is no event existing as of the Commencement Date, which, with the passage of time, would become a default. CGI shall be responsible for the timely payment and performance of all obligations with respect to each contract that are attributable to periods or events occurring on or after its date of assignment, and Kanawha shall remain responsible for the timely payment and performance of all obligations for periods prior thereto. For those contracts, if any, where Kanawha has made advance payments applicable to a time period subsequent to the date of assignment, CGI shall remit to Kanawha the amounts that are applicable to such time period within 15 days of receipt of an undisputed invoice from Kanawha.

        4.6    Required Consents.    Kanawha shall be responsible for obtaining all required consents necessary to enable CGI to use the Computer Systems and Application Software as required to perform the Services, including but not limited to any assignment fees to effect assignment of the Purchased Assets and Assigned Contracts or any other agreements or licenses. CGI's pricing in Schedule I (Pricing) does not include the costs and expenses, if any, required to obtain any such consents, and Kanawha shall bear all such costs, if any. In the event that a consent cannot be obtained, or a contract cannot be assigned, because of commercially unreasonable costs or conditons imposed by the supplier, Kanawha and CGI shall jointly determine the best course of action to ensure that CGI can perform the Services without additional costs to CGI or disruption or interference to Kanawha's operations.

        4.7    Implementation of the Operational Framework.    CGI shall customize its Operational Framework with the participation of Kanawha. Upon its completion, the customized Operational Framework shall be submitted to Kanawha for review and comment, which shall occur not later than the last day of the Transition Period. Following receipt of Kanawha's comments, the Operational Framework shall be implemented in accordance with a schedule agreed to by both parties. Implementation shall be completed not later than the first anniversary of the Commencement Date.

        4.8    Offers of Employment

          (a)   In accordance with CGI's standard hiring policies, CGI shall offer employment to the Kanawha employees identified in Schedule K (Transitioned Employees) attached hereto commencing on the Commencement Date.

          (b)   CGI's offer of employment to each employee shall include a pay structure and package of benefit programs such that the total compensation package offered by CGI is substantially equivalent to that provided by Kanawha.

          (c)   CGI will retain all Transitioned Employees for at least twelve (12) months from the Commencement Date unless (i) CGI has grounds to terminate such employees for cause or (ii) Kanawha approves the termination in advance in writing. CGI agrees to promptly remove and replace any CGI personnel involved in the performance of the Services at the reasonable request of Kanawha.

          (d)   In the event that CGI terminates the employment of a Transitioned Employee, other than for cause, within the first twelve (12) months following the Commencement Date, then CGI shall pay to such Transitioned Employee the greater of (i) the total cash compensation such Transitioned Employee would have received for the remainder of such twelve (12) month period had he or she not been terminated or (ii) the severance benefits to which such Transitioned Employee would have been entitled had he or she been laid off as a Kanawha employee on the Effective Date. If CGI makes payment to such Transitioned Employee under (ii), Kanawha shall then reimburse CGI for the amount so paid in excess of the amount that he or she would have been entitled to if (i) had been applicable.

          (e)   In the event that CGI terminates the employment of a Transitioned Employee, other than for cause, on or after the first anniversary of the Commencement Date but before the second anniversary, CGI shall pay such Transitioned Employee the greater of (i) the severance benefits to which he or she is entitled under CGI's then-current severance policy or (ii) the severance benefits to which he or she would have been entitled had he or she been laid off as a Kanawha employee on the Effective Date. Kanawha shall then reimburse CGI for the amount so paid to such Transitioned Employee in excess of the severance benefits to whch he or she would have been entitled under CGI's then-current severance policy.

          (f)    In the event that CGI terminates the employment of a Transitioned Employee, other than for cause, on or after the second anniversary of the Commencement Date, CGI shall pay such Transitioned Employee the severance benefits to which he or she is entitled under CGI's then-current severance policy.

          (g)   Each party shall be prohibited from employing or soliciting the employment of any employee of the other during the Term of the Agreement and for a period of one (1) year thereafter. However, upon the expiration or termination of this Agreement, CGI shall waive this restriction for Transitioned Employees substantially dedicated to providing support for Kanawha's outsourced Production Environment during the six (6) months preceding the expiration or termination. CGI and Kanawha also agree that Transitioned Employees subsequently terminated by CGI may be hired by Kanawha.

SECTION 5—SERVICE LEVELS

        5.1    Service Levels.    Service Level objectives, criteria and metrics have been developed as defined in Schedule D (Service Levels). Beginning 120 calendar days after the Commencement Date, and continuing thereafter throughout the Term, CGI shall measure and report on the Service Levels, all of which are identified on Schedule D (Service Levels). Beginning 180 calendar days after the Commencement Date, and continuing thereafter throughout the Term, CGI shall perform the Services to meet the Service Levels. Kanawha and CGI recognize that Kanawha's business needs shall evolve during the Term and may impact the Service Levels. CGI and Kanawha shall jointly review the Service Levels on an annual basis in order to reflect the impact of business needs, Tier III Projects and the implementation of changes on the Application Software and the Computer Systems. The Change Management Committee will be responsible for making any appropriate changes to the Service Levels.

        5.2    Service Levels Measurement.

          (a)   Actual service levels achieved by CGI shall be measured against the Service Levels and reported to Kanawha on a monthly basis. The service level measurement report will be due by no later than the second week of each month.

          (b)   CGI shall implement the necessary measurement and monitoring tools and procedures required to measure and report CGI's performance of the Services against the applicable Service Levels. Such measurement and monitoring shall permit reporting at a level of detail sufficient to verify compliance with the Service Levels.

          (c)   The following events, should they occur, shall not be included in the calculation of performance in relation to the Service Levels:

            (1)   where a failure results from Hardware or System Software no longer being supported by the manufacturer and Kanawha did not agree to an upgrade or third party maintenance contract for such Hardware or Software following a reasonable request submitted by CGI to the Change Management Committee that set out the applicable risk;

            (2)   where a failure results from additional hardware, software or telecommunication resources being required to meet Kanawha's growing needs and Kanawha did not agree to install such additional resources following a reasonable request submitted by CGI to the Change Management Committee that set out the applicable risk;

            (3)   where a disaster recovery situation occurs; provided, however, CGI shall be responsible for (i) any Service Level not impacted by such disaster, and (ii) and any Service Level provided for in an agreed DRP;

            (4)   where a third party or Kanawha provides or performs any services in a manner that materially and demonstrably hampers CGI's ability to perform as required under this Agreement;

            (5)   where Kanawha's failure to perform one or more of its responsibilities under this Agreement was the cause of CGI's failure or inability to perform;

            (6)   where a third party provider fails to meet its contractual obligations without default or failure by CGI;

            (7)   where there is a failure in Kanawha's physical environment (electrical, temperature, security, etc.) that is not due to any default or failure by CGI;

            (8)   where a failure results from resource reductions requested or approved by Kanawha, so long as CGI has previously notified Kanawha that the implementation of the reductions would likely result in such failure to meet the Service Level; and

            (9)   where there are any outages that are the result of scheduled time required to perform system maintenance (e.g., preventive maintenance, system upgrades, etc.); provided that such time has been mutually agreed to between the parties.

        5.3    Computer Systems Service Coverage.    CGI shall operate and manage the Computer Systems according to the Production Schedule that Kanawha shall supply on a nightly basis. Major changes to the Production Schedule will be subject to the Change Management Committee's approval. CGI shall schedule, initiate, and verify completion of jobs such as Application Software backups, statistical reporting, system start-up and shut-down jobs and the initiation of WAN and Application Software. CGI personnel shall manage the job flow according to the Production Schedule. The Production Schedule shall be modified according to Kanawha instructions insofar as the Computer Systems and Service Levels permit. Kanawha shall give reasonable notice to CGI taking into account the size and complexity of the requested change.

        As of the Effective Date of the Agreement, the Production Schedule cannot be generated automatically and shall be manually submitted to CGI by Kanawha on a daily basis. CGI shall operate and manage the Computer Systems according to this method until such time as CGI is able to automate the Production Schedule.

        5.4    Performance Monitoring.    CGI shall monitor system performance on a daily basis and provide monthly reports to Kanawha summarizing the changes implemented and performance of the Computer Systems. When required, CGI and Kanawha shall review and adjust the procedures in place for system performance monitoring.

        5.5    CGI Staffing.

          (a)   Kanawha shall have the opportunity in advance to approve, which approval shall not be unreasonably withheld, (i) the CGI CMO; (ii) the removal of any Transitioned Employees identified as Key Personnel from Kanawha's account during the period of time referenced on Schedule K (other than where CGI is terminating the employment of any such Key Personnel for cause); and (iii) any assignment of the CMO or any Transitioned Employees identified as Key Personnel primarily to a geographical location other than one of Kanawha's facilities.

          (b)   In the event that Kanawha determines in good faith that a CGI employee providing Services to Kanawha is not acceptable to Kanawha, then Kanawha shall give CGI written notice to that effect. After receiving written notice, CGI shall have a reasonable period of time (but in any event no more than thirty (30) days) in which to investigate the matters stated in the notice, discuss its findings with Kanawha, and resolve, if possible, any problems with that individual. If, following that period, Kanawha requests replacement of that individual, CGI shall replace him or her with another person of suitable ability and qualifications. However, for the first twelve (12) months of the Term, Kanawha shall not make any such request as to any Transitioned Employee unless the basis for the request provides grounds for CGI to terminate such employee for cause.

          (c)   In all circumstances, CGI shall cause its employees to comply with all the procedures and policies, including among others, security and health/safety and environment, agreed to by Kanawha and CGI.

        5.6    General Service Coverage.    CGI and Kanawha recognize that the Services, including without limitation Data Center Services, LAN Services, WAN Services and Application Software Maintenance Services, may, in certain instances, require extensive work to correct problems or defects or to implement important changes within a limited time frame. Both parties shall manage these situations through the Change Management Committee so as to minimize impacts on Kanawha's business operations, taking into account the reasonableness of the cost imposed on CGI.

        5.7    Mission Critical Failures.

        In the event that either party determines that:

          (a)   an outage or failure affects Mission Critical Activities, which lasts at least one (1) hour or which either party reasonably expects shall not be remedied within an eight (8) hour period from its commencement; or

          (b)   recurring outages or failures affecting Mission Critical Activities have continued for a period of three (3) consecutive business days, regardless of the time frame,

then either party may designate the problem as a "Code Red" problem, following which the parties shall proceed as follows:

            (1)   Kanawha and CGI shall immediately form a joint team to determine corrective action. CGI shall be responsible for determining what remedial actions are to be taken, but shall consult with Kanawha as to such course of action. If the remedy is outside CGI's control, then CGI and Kanawha shall agree on the corrective action;

            (2)   CGI shall use Commercially Reasonable efforts to implement the remedial action and correct the problem as soon as possible, and for such purposes shall provide access to its most experienced staff and cause its personnel to work continuously until the problem is resolved;

            (3)   CGI shall determine and keep Kanawha advised at all times of the estimated time of problem resolution;

            (4)   Kanawha shall develop a business communications plan and CGI shall provide such assistance and cooperation as may be reasonably necessary to enable Kanawha to develop and implement such a plan;

            (5)   The joint team shall monitor progress on resolution of the Code Red problem and update the communications plan. If the Code Red problem is not resolved within the estimated time frame, then the joint team will reassess what further or different corrective action may be required;

            (6)   If the Code Red situation has not been resolved in accordance with the remedial action agreed upon whereby the outage or failure continues beyond three (3) consecutive business days then Kanawha will have the right to assess penalties against CGI for loss of services as defined in Schedule D (Service Levels), Remedies for Non-Performance; and

            (7)   Each of CGI and Kanawha must sign-off and agree on the final resolution of the problem.

        5.8    Performance Review Process.

        In the event that:

          (a)   any of the actual service levels achieved by CGI during the previous month period fail to meet any of the prescribed Service Levels; or

          (b)   a Code Red problem is declared during the previous month,

then a performance review process that incorporates the following steps will be triggered:

            (1)   CGI shall conduct a post-mortem analysis and review the results with Kanawha;

            (2)   CGI shall develop and implement corrective actions and modify existing processes and procedures or create new processes and procedures focused on preventing any recurrence;

            (3)   If a contributing cause of a problem or delay in implementing a remedy to a problem was within the control of a third party, then the parties shall determine a course of action to prevent a recurrence;

            (4)   Kanawha and CGI shall sign off on the conclusions resulting from the review process; and

            (5)   Kanawha shall have the right to assess penalties against CGI for loss of services as defined in Schedule D (Service Levels), Remedies for Non-Performance.

        5.9    Benchmarking

          (a)   Kanawha shall have the right to benchmark CGI's charges for the Services, provided that (i) no benchmarking shall occur prior to the thirtieth (30th) month of the Term; and (ii) benchmarking may not be conducted within twenty-four (24) months of the conclusion of a previous benchmarking.

          (b)   A benchmarking under this Section shall be conducted by an independent industry-recognized benchmarking service provider designated by Kanawha and approved by CGI (the "Benchmarker"). CGI agrees that Gartner Group/Real Decisions, Meta Group, and Compass are each acceptable as a Benchmarker as of the Effective Date; provided, however, that the parties may agree on an alternate Benchmarker with notice to CGI. Kanawha shall bear the costs of the Benchmarker. The parties shall cooperate with the Benchmarker, including, as appropriate, making available knowledgeable personnel and pertinent documents and records.

          (c)   The Benchmarker shall perform the benchmarking in accordance with the Benchmarker's documented procedures, which shall be provided to the parties prior to the start of the benchmarking process. The Benchmarker shall compare the charges under this Agreement for the Services to the charges being incurred in a representative sample of IT operations by or for other U.S.-based life and health insurance companies receiving services similar to those being received by Kanawha from CGI. The Benchmarker shall select the representative sample from entities (i) identified by the Benchmarker and approved by the parties; and (ii) identified by a party and approved by the Benchmarker and the other party.

          (d)   The Benchmarker shall conduct a benchmarking as promptly as is prudent in the circumstances. In conducting the benchmarking, the Benchmarker shall normalize the data used to perform the benchmarking to accommodate, as appropriate, differences in volume of services, scope of services, service levels, financing or payment streams, and other pertinent factors, including factors that take into account the financial structure of this Agreement. Since CGI's pricing to Kanawha is aggregated, the benchmarking shall be for all of the Services collectively; however, the Benchmarker may report to the parties on the components of CGI's pricing in any manner it deems appropriate. Each party shall be provided a reasonable opportunity to review, comment on, and request changes in the Benchmarker's proposed findings. Following such review and comment, the Benchmarker shall issue a final report of its findings and conclusions.

          (e)   If either party disputes in good faith the results of the Benchmarker, then within ten (10) business days after receipt of the results, that party, at its sole expense and election, may select another Benchmarker to verify those results. Such Benchmarker shall be required to issue its results in a period of time that is no longer than the initial Benchmarker required for its analysis.

          (f)    If the Benchmarkers reasonably agree that the findings of the second Benchmarker do not differ materially from the findings of the first Benchmarker, then the first benchmarking report shall be deemed the "final benchmarking report" for the purposes of this Section. If the Benchmarkers reasonably agree that the findings of the second Benchmarker differ materially from the findings of the first Benchmarker, then the parties shall instruct the Benchmarkers to work together to jointly develop and deliver to the parties a joint benchmarking report within thirty (30) calendar days, and this benchmarking report shall be deemed the "final benchmarking report" for purposes of this Section. The parties shall share equally the costs of the Benchmarkers for the development of the joint benchmarking report unless the second Benchmarker has been retained by Kanawha, in which case Kanawha shall bear the costs for development of the joint benchmarking report.

          (g)   If, in the final benchmarking report, the charges to Kanawha under this Agreement for the Services are higher than the average adjusted charges in the representative sample, then CGI shall, within thirty (30) calendar days of receipt of the final benchmarking report, develop a plan and schedule, with Kanawha's cooperation and review, to bring CGI's charges to Kanawha to or below that average as soon as Commercially Reasonable. CGI then shall implement the plan and achieve the benchmark target in the designated period of time.

SECTION 6—FEES AND PAYMENTS

        6.1    Incentive Payment.    In consideration of Kanawha performing its duties and obligations hereunder, and as an incentive to Kanawha to enter into this one hundred twenty six (126) month Agreement, CGI shall pay to Kanawha a one-time, lump sum of Two Million Dollars ($2,000,000.00) on the Commencement Date.

        6.2    Charges.    For Base Services, Kanawha shall pay CGI the amounts set forth on Schedule I (Pricing) hereto. Labor rates for Tier III Projects are also set forth on Schedule I (Pricing).

        6.3    Expenses.

          (a)   The fee for the Base Services includes all reasonable out-of-pocket expenses incurred by CGI in connection with providing the Base Services (such as, but not limited to, travel and travel-related expenses, general office supplies, overnight mail, and training of CGI's employees who are performing the Services). Kanawha shall be liable for reasonable out-of-pocket expenses incurred by CGI for New Services or Tier III Projects to the extent that Kanawha has agreed in writing to pay such expenses. If applicable, CGI agrees that it shall follow the travel policies imposed by Kanawha on its employees. All approved travel expenses must be supported by actual original receipts for reimbursement.

          (b)   Kanawha shall provide CGI with access to fax and copying machines at each Kanawha Site to the same extent it provides such support to its employees. CGI shall reimburse Kanawha for use of the fax and copying machines based on usage.

          (c)   CGI shall provide, at its sole cost and expense, all administrative support required by CGI's employees and subcontractors providing the Services, including secretarial services and courier and delivery services.

          (d)   Kanawha shall make available, at no charge to CGI, the desktop and laptop computers used by the Transitioned Employees for use by the Transitioned Employees as of the Commencement Date for so long as the Transitioned Employees are located at a Kanawha Site. Thereafter, CGI shall provide, at its sole cost and expense, any additional desktop and laptop computers required by CGI employees and subcontractors, including all peripherals and any other like equipment that is incidental to the provision of the Services

        6.4    Taxes.    The parties' respective responsibilities for taxes arising under or in connection with this Agreement are as follows:

          (a)   Each party is responsible for any personal property taxes on property it owns or leases, for franchise and privilege taxes on its business, and for taxes based on its net income or gross receipts.

          (b)   There will be added to any charges under this Agreement, and Kanawha shall pay to CGI, amounts equal to any federal, state or local taxes, however designated or levied, based on those charges, on this Agreement or on the Services.

          (c)   If a tax is assessed on the provision of any of the Services, the parties shall work together to segregate the payments into (i) those for taxable Services, (ii) those in which CGI functions merely as a payment agent for Kanawha in receiving goods, supplies, or services (including leasing and licensing arrangements), and (iii) those for non-taxable Services.

          (d)   The parties shall cooperate to enable each to more accurately determine its own tax liability and to minimize that liability to the extent legally permissible. CGI shall promptly notify Kanawha of, and coordinate with Kanawha the response to and settlement of, any claim for taxes asserted by applicable taxing authorities for which Kanawha is responsible under this Agreement. With respect to any claim arising out of a form or return signed by a party, that party will have the right to elect to control the response to and settlement of the claim, but the other party will have all rights to participate in the responses and settlements that are appropriate to its potential responsibilities or liabilities. If Kanawha requests that CGI challenge the imposition of any tax, Kanawha shall reimburse CGI for the reasonable legal fees and expenses CGI incurs in so doing. Kanawha shall be entitled to any tax refunds or rebates granted to the extent those refunds or rebates are of taxes that were paid by Kanawha.

        6.5    Cost of Living Adjustment.    All prices and rates contained in this Agreement are subject to the Cost of Living Adjustment provisions set forth on Schedule I (Pricing) hereto.

        6.6    Cost Reduction Incentive.    CGI may present to Kanawha a written proposal for the implementation of a new or different process, system, or technology that is not within the Services and would reasonably be expected to result in cost savings for Kanawha (net of the cost of implementing such proposal) in carrying out certain business functions. If Kanawha decides to proceed with the proposal, then the parties shall negotiate in good faith the terms and conditions under which the proposal shall be implemented. The parties shall agree on the procedures to be followed to measure the net cost savings that are directly attributable to the process, system or technology proposed by CGI. The parties shall share equally the actual net cost savings realized over the first year of the benefit period. Any savings beyond the first year of the benefit period following implementation of the changes shall belong to Kanawha. This Section 6.6 does not apply where Kanawha has itself identified the new or different process, system, or technology that is not within the Services and such process, system or technology would reasonably be expected to result in cost savings for Kanawha (net of the cost of implementing such proposal) in carrying out certain business functions. The parties agree that in this latter case Kanawha would be entitled to all net cost savings.

SECTION 7—INVOICING AND PAYMENT

        7.1    Invoicing.    CGI shall invoice Kanawha monthly for all amounts due to CGI under this Agreement. Monthly Base Services fees shall be invoiced at least fifteen (15) days in advance of the month in which such Services are to be performed and shall be due and payable to CGI by the later of (a) the first (1st) day of such month and (b) fifteen (15) days after the date on which Kanawha receives CGI's invoice. All other payment amounts due to CGI shall be invoiced in arrears and will be due and payable by Kanawha fifteen (15) calendar days after receipt. CGI shall compute periodic charges under this Agreement on a calendar month basis and prorate those charges for any partial month.

        7.2    Payments.    Kanawha shall pay all undisputed amounts due to CGI by wire funds transfer or other means acceptable to CGI. Any undisputed amounts not paid when due shall bear interest from the original due date at a rate equal to the lesser of (i) the Prime Interest Rate plus two percent (2%), or (ii) the highest rate allowed by applicable law.

        7.3    Invoices for Managed Third Party Services.    In connection with the Managed Third Party Services, CGI shall (i) receive all invoices, (ii) review and correct any errors in such invoices in a timely manner with the cooperation of Kanawha, and (iii) approve and submit such invoices to Kanawha within a reasonable period of time, but in any event no later than ten (10) calendar days following the issuance date of the invoice in the case of electronic invoices, or, if invoiced otherwise, fifteen (15) calendar days following CGI's receipt of the invoice. Kanawha shall pay the invoices received and approved by CGI. Kanawha shall not be responsible to CGI for any management, administration, or maintenance fees of CGI in connection with such invoices beyond payment of the charges for the Base Services. Kanawha shall be responsible for any late fees in connection with the Managed Third Party Services, provided that CGI submitted the applicable invoices to Kanawha for payment within the time period specified above; otherwise, CGI shall be responsible for all such late payment fees.

        7.4    Disputed Invoices.    Either party may withhold from the other that portion of any payment that is in dispute until such time as the dispute is resolved, provided that (i) the withholding party has a good faith belief that the amount withheld is not owed; (ii) the withholding party promptly provides to the other party written notice of the basis for its belief that the disputed amount is not owed; and (iii) upon request by the non-withholding party made more than thirty (30) days after the date on which the disputed payment, if owed, was due, the withholding party places the disputed amount in an interest-bearing escrow account naming both parties as beneficiaries. Interest earned in the escrow account shall be distributed to the parties in proportion to the principal, if any, received by each from the account following resolution of the dispute.

SECTION 8—CHANGES TO THE PRODUCTION ENVIRONMENT

        8.1    Control Over Change.

          (a)    Changes to Computer Systems.    Except for changes that increase Kanawha's costs or negatively impact CGI's ability to perform the Services in accordance with the Service Levels, changes and upgrades to the Computer Systems (other than implementation of Enhancements) shall be controlled by CGI and made when deemed necessary by CGI. CGI shall provide advance notice to Kanawha when such changes are scheduled to occur. Such notice shall be not less than thirty (30) days in advance, when practicable.

          (b)    Other Changes.    Changes to Application Software, implementation of Enhancements, and all changes other than those described in Section 8.1(a) above, including, without limitation, changes to operation procedures and schedules, shall be subject to the approval of the Change Management Committee.

        8.2    Change Management Committee.    The parties shall form a committee for the purposes of reviewing, assessing the impact of, approving, controlling, scheduling, evaluating, and recording changes as described in Section 8.1(b) above. Each party shall appoint an equal number of members of such committee, as determined by Kanawha, and Kanawha shall designate the chairperson of the committee. Change Management Committee meetings shall be held on such basis as the parties determine is appropriate. Decisions of the Change Management Committee shall be by majority rule, and at least one member appointed by each party must agree before any decision can be adopted. The Change Management Committee may delegate control over certain types of change to an organizational unit for the purposes of facilitating day-to-day procedures. This delegation shall include control and reporting procedures and may be revoked at any time.

        8.3    Implementation of Change.    Changes that will impact CGI's charges to Kanawha will be implemented only after agreement on the adjustment to the charges and only as scheduled by the Change Management Committee.

SECTION 9—RESPONSIBILITIES OF THE PARTIES

        9.1    Kanawha-Designated Representative.    Kanawha shall designate an individual who shall have the authority to act for Kanawha in connection with all aspects of this Agreement and who shall be CGI's principal point of contact for purposes of this Agreement and performance of the Services. The Kanawha-designated representative shall be authorized to modify or eliminate policies and procedures within the scope of this Agreement.

        9.2    Kanawha and CGI's Participation.    CGI and Kanawha undertake to cooperate in good faith and in a reasonable manner to fulfill their obligations under this Agreement.

        9.3    Tier III Management Committee.    The Tier III Management Committee shall be comprised of Kanawha and CGI representatives responsible for the strategic direction of Kanawha IT. The committee shall be chaired by a Kanawha Senior Executive. This committee shall perform the activities assigned to it in Schedule C (Tier III Project Methodology). Kanawha shall be responsible for scheduling meetings of the Tier III Management Committee on a periodic basis. The committee chairperson has overall veto over the committee's decisions. CGI shall be an active member of this committee.

        9.4    Kanawha Expansion.    If Kanawha acquires control of another entity or establishes a new office or other business organization during the Term and is not contractually precluded from doing so, Kanawha shall allow CGI to assume responsibility for providing the Services as described in this Agreement for the entity, office or other organization, provided CGI can do so and that Kanawha chooses not to provide such services internally, without the assistance of an outsourcer. If and to the extent that such Services can be provided using the same Hardware, Software and facilities that CGI is otherwise utilizing for Kanawha, and constitute only a greater volume of the Base Services, then CGI shall provide the Services at the additional charges indicated in Schedule I (Pricing). If and to the extent that such Services cannot be provided by using the same Hardware, Software and facilities that CGI is then using for Kanawha, or do not merely constitute a greater volume of the Base Services, then such additional or new services shall be considered New Services, as applicable, and shall be provided in accordance with Section 2.12 above.

        9.5    CGI Staff and Subcontractors.    CGI shall at all times during the Term of this Agreement provide experienced and qualified personnel. CGI may use third-party providers to provide any portion of the Services with Kanawha's prior written consent (which consent shall not be unreasonably withheld), and, in any such event, shall remain responsible for the performance of the Services and the fees charged by those third-party providers. Obtaining financial concessions from CGI shall not be considered a reasonable basis for withholding consent to a subcontractor. Kanawha shall provide to CGI written consent or written notice of its basis for withholding consent within five (5) calendar days of receipt of notice of CGI's intent to subcontract. Notwithstanding the foregoing, CGI may enter into a subcontract to provide any portion of the Services without Kanawha's consent when such subcontract (i) is deemed necessary by CGI to reduce the impact of a force majeure event or avoid an emergency situation; (ii) is for services that are shared among CGI clients, with services to Kanawha accounting for less than twenty percent (20%) of the value of the subcontract; or (iii) requires an expenditure by CGI of less than One Hundred Fifty Thousand Dollars ($150,000.00) per year.

        9.6    System Integrator.    CGI is the designated System Integrator for Services covered by this Agreement.

SECTION 10—TERM AND TERMINATION

        10.1    Term.    This Agreement shall become effective as of the Effective Date and, unless terminated earlier pursuant to the provisions hereof, shall remain in full force and effect for one hundred twenty six (126) months following the Commencement Date. At least one hundred eighty (180) days prior to its initial expiration date (and each subsequent scheduled expiration date, if any), Kanawha shall give CGI written notice of a one (1) year renewal period (the "Initial Subsequent Period"). Upon receipt of such notice, CGI may, at its option, extend this Agreement for the Initial Subsequent Period or terminate this Agreement effective at the end of the initial expiration date. If CGI fails to provide written notice of termination within thirty (30) days of its receipt of the aforesaid notice from Kanawha, this Agreement shall automatically renew for the Initial Subsequent Period. If Kanawha fails to provide such written notice or CGI fails to terminate as provided herein, this Agreement shall automaticaly renew for the Initial Subsequent Period. Thereafter, following the Initial Subsequent Period, Kanawha and CGI shall follow the same notice procedures set forth herein to extend the term of this Agreement for successive one (1) year terms (each an "Additional Subsequent Period" and collectively, the "Subsequent Periods").

        10.2    Termination for Cause.    If either party materially defaults in performing any of its duties or obligations (except for payment obligations) under this Agreement, and fails to substantially cure that default within thirty (30) calendar days after receiving written notice specifying the default (or, concerning any default that cannot reasonably be cured within that 30-day period but is curable, if the defaulting party fails to proceed within that 30-day period to commence curing the default and thereafter to proceed with all due diligence to substantially cure it), then the non-defaulting party may, by giving written notice of the default to the defaulting party, terminate this Agreement, as of a date specified in the notice of termination, which date will be no later than one year after the date on which the terminating party's right to terminate this Agreement arose. A party's right to give a termination notice under this Section will expire once the default is substantially cured. If Kanawha terminates this Agreement due to an uncured breach by CGI, Kanawha shall not be required to pay a Termination for Convenience Fee; provided, however, Kanawha shall still pay CGI for Termination/Expiration Assistance Services.

        10.3    Termination for Non-Payment.    If either party defaults in the payment when due of any undisputed amounts under this Agreement, and does not cure the default within fifteen (15) calendar days after receiving written notice of the default, then the other party may, by giving written notice of the default to the defaulting party, terminate this Agreement as of a date specified in the notice of termination, which date will be no later than one year after the date on which the terminating party's right to terminate this Agreement arose. A party's right to give a termination notice under this Section will expire once the other party is current in its payment obligations hereunder, including any applicable interest payments.

        10.4    Termination for Convenience by Kanawha.    At any time after the thirty-sixth (36th) month following the Commencement Date of this Agreement, Kanawha may terminate this Agreement at its convenience and without cause by providing to CGI six (6) months' prior written notice, designating the termination date, and paying to CGI on the effective date of termination the Termination for Convenience Fee specified on Schedule J (Termination Fees). Schedule J (Termination Fees) is subject to change after the Effective Date only if and to the extent that CGI incurs costs for the sole benefit of Kanawha that were not anticipated as of the Effective Date and were incurred with the prior written approval of Kanawha. CGI will notify Kanawha when changes in the Termination Fees have occurred.

        10.5    Termination for Change in Control.    In the event of a Change in Control of Kanawha, Kanawha may terminate this Agreement as a whole upon payment to CGI of the applicable termination fee set forth in Schedule J (Termination Fees). Kanawha may terminate this Agreement pursuant to this Section 10.5 any time after the Effective Date by giving CGI written notice of the termination at least one hundred twenty (120) calendar days prior to the termination date specified in the notice; provided that such notice must be given within one hundred twenty (120) calendar days after consummation of the Change in Control.

        10.6    Insolvency.    Either party may terminate this Agreement if the other party becomes insolvent, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of creditors, commences any case, proceeding or other action seeking reorganization, liquidation, or dissolution of itself, or adopts an arrangement with creditors, under any bankruptcy, moratorium, rearrangement, insolvency, reogranization or similar law of the United States of any state thereof for the relief of creditors or affecting the rights or remedies of creditors generally.

        10.7    Termination/Expiration Assistance Services.    Upon the termination of this Agreement for any reason, or upon expiration of the Term, CGI shall provide to Kanawha the assistance reasonably requested to facilitate the orderly transfer of responsibility for performance of the Services to Kanawha or a third party designated by Kanawha, for a period of up to twelve (12) months after the termination or expiration of the Term (the "Termination/Expiration Assistance Period"); provided that Kanawha pays CGI for the resources used by CGI to provide such assistance at CGI's billing rates set forth in Schedule I (Pricing), as adjusted for cost of living increases in accordance with Section 6.5 of this Agreement. If termination of this Agreement is a result of a breach of any part of this Agreement by Kanawha, then Kanawha shall pay CGI for such assistance in advance. All such advance payments will be payable on the first day of each month (the first month's payment shall be paid on the first day assistance is to begin if it is not on the first day of the month) of the Termination/Expiration Assistance Period and in an amount equal to CGI's reasonable estimate of the total amount payable to CGI for such assistance for that month, adjusted as necessary to reconcile the estimated and actual charges for assistance provided during the prior month. CGI shall invoice Kanawha each month in advance in accordance with the preceding sentence. The assistance available from CGI shall include, but is not limited to, the following:

          (a)   Developing, together with Kanawha, a plan for the orderly transition of the performance of the Services from CGI to Kanawha or a third party designated by Kanawha.

          (b)   Providing reasonable training in the performance of the Services then being transitioned to Kanawha or the third party designated by Kanawha.

          (c)   Obtaining, at Kanawha's expense, any necessary rights and thereafter making available to Kanawha or its designee, on reasonable terms and conditions, any third party services then being utilized by CGI in performing the Services. CGI shall be entitled to retain the right to use any of those third party services in connection with the performance of services for any other CGI customers.

          (d)   Maintaining any special or unique network communication lines until such time as Kanawha can obtain its own communication lines.

        In addition to the foregoing (a) through (d), Kanawha shall have the right to purchase from CGI, at Kanawha's option, those Purchased Assets sold to CGI in accordance with Section 4.2, Purchased Assets, and listed in Schedule F (Purchased Assets), or any replacement assets substantially dedicated to Kanawha that are performing substantially the same function as the Purchased Assets. Such purchases by Kanawha shall be at the fair market value of such assets.

        10.8    Recovery of CGI's Costs.    Upon termination or expiration of this Agreement, Kanawha shall pay to CGI a sum equal to the total of all unamortized and undepreciated costs incurred by CGI to fulfill its obligations under this Agreement. Such costs include those incurred both at the commencement and at any time during the Term of this Agreement, whether in connection with the Base Services or any Tier III Project(s). CGI-owned Hardware substantially dedicated to the delivery of Services to Kanawha shall become Kanawha property upon payment in accordance with this Section 10.8. However, such payment shall not relieve Kanawha of any liability for additional damages sustained by CGI if Kanawha is in breach of this Agreement. CGI shall also provide to Kanawha all user and other documentation in its possession that relates to Hardware acquired by Kanawha pursuant to this Section 10.8. Kanawha shall assume responsibility under any maintenance agreements for Hardware it acquires to the extent those responsibilities relate to periods after the date of termination or expiration.

        10.9    Unexpired Hardware Leases.    Upon termination or expiration of this Agreement, Kanawha shall, subject to lessor approval, assume any leases for Hardware substantially dedicated to the provision of Services and any maintenance or other agreements applicable to the Services. From and after the termination or expiration date, Kanawha shall be financially liable for all remaining payments under all such leases and agreements. However, such assumption shall not relieve Kanawha of any liability for damages sustained by CGI if Kanawha is in breach of this Agreement. In the event that Kanawha is unable to assume any lease or agreement due to lack of consent by the lessor or other contracting party, Kanawha shall pay to CGI all sums required to terminate the lease or other agreement in accordance with its terms or to satisfy all payment obligations thereunder. If any lease contains an option for CGI to purchase Hardware desired by Kanawha, CGI shall exercise the purchase option on behalf of Kanawha upon receipt from Kanawha of all sums required to exercise the option. CGI shall provide to Kanawha all user and other documentation in its possession that relates to Hardware obtained by Kanawha pursuant to this Section 10.9.

SECTION 11—SAFEGUARDING OF DATA

        11.1    Data.    As between Kanawha and CGI, Kanawha owns and shall continue to own all right, title and interest in and to all Data including all patent rights, copyrights, trademark rights, trade secret rights, and any other intellectual property rights therein. Upon the termination of this Agreement for any reason or, with respect to any Data, on any earlier date as Kanawha and CGI mutually determine that CGI shall no longer need the Data to render the Services, Data shall be either erased from the data files maintained by CGI or, if Kanawha so elects, returned to Kanawha. CGI may not use Data for any purpose except to provide the Services, nor may CGI disclose, sell, assign, lease, sell or commercially exploit Data or any part of thereof.

        11.2    Safeguarding Data.    CGI shall establish and maintain safeguards against the destruction, loss or alteration of Data in its possession that are no less rigorous than those in effect at the Kanawha Sites as of the Effective Date. CGI agrees to make Commercially Reasonable efforts to protect Data in its possession from access by and disclosure to third parties and from corruption, alteration or inadvertent destruction. If Kanawha reasonably requests additional safeguards for Data, CGI shall provide those additional safeguards and Kanawha shall pay CGI for the resources required to provide those safeguards at CGI's billing rates set forth in Schedule I (Pricing), as adjusted for cost of living increases in accordance with Section 6.5 of this Agreement. Kanawha may establish backup security for Data and keep backup Data and Data files in its possession if it so chooses, but CGI shall have access to the backup Data and Data files as CGI reasonably needs to provide the Services.

        11.3    Security Audits.    Kanawha reserves the right to perform data security and system integrity audits ("Security Audits") on any of the systems and applications used by CGI to provide the Services hereunder, including those systems of CGI's subcontractors who are engaged in performing the Services. The Security Audits shall include, but not be limited to, control areas not addressed by the CGI SAS 70 Type II audit or any regulatory exams and audits. Such Security Audits may be conducted in Kanawha's discretion, by Kanawha or its designee (who will be a nationally known security firm), at Kanawha's cost and expense, no more than once annually during normal business hours, at times reasonably agreed to by the parties, and with no less than five (5) business days prior written notice. All information obtained, reviewed, or provided to Kanawha during such audit shall at all times be considered CGI Confidential Information under the terms of this Agreement. Should the Security Audits result in the discovery of material data security or system integrity risks to Kanawha, as reasonably determined by Kanawha, Kanawha shall immediately notify CGI in writing specifying with particularity such risks and CGI shall respond to Kanawha in writing within three (3) business days with CGI's plan to take reasonable measures to promptly correct, repair or modify the said network or application to effectively eliminate the risk, at no cost to Kanawha. If a data security or system integrity risk is discovered by Kanawha and if CGI fails to alleviate such risk to Kanawha's reasonable satisfaction, such failure shall be deemed a material breach of this Agreement and Kanawha shall have the right to immediately terminate this Agreement upon written notice to CGI.

        11.4    SAS 70 Audit.    Annually, CGI shall, at its sole cost and expense, conduct an audit of its operations performed in accordance with the AICPA's Statement of Auditing Standards No. 70, "Reports on the Processing of Transactions by Service Organizations" (April, 1992) (collectively, the "Auditing Standards"). Each such audit shall include a review of operations and procedures of CGI to confirm that CGI is in compliance in all respects with the Auditing Standards. CGI shall provide Kanawha, upon request, with a confidential copy of the audit report.

SECTION 12—CONFIDENTIALITY AND AUDIT RIGHTS

        12.1    Confidentiality.

          (a)    Confidential Information.    "Confidential Information" as used herein means any information disclosed by one party (the "Disclosing Party") to the other party (the "Receiving Party") that relates to the Disclosing Party's business affairs, operations, personnel, customers, financial matters, technology, research and development, product plans or offerings, markets, know-how or intellectual property. Kanawha's Confidential Information specifically includes the Data. Confidential Information shall not include any information that the Receiving Party can establish by documentary evidence (i) was in the possession of the Receiving Party (without breach of obligation to the Disclosing Party by the Receiving Party or any third party) before the Receiving Party received the information from the Disclosing Party; (ii) was independently developed by the Receiving Party or was received by the Receiving Party from a third party without the violation of any law or agreement; (iii) was, except with respect to Data, generally available to the public before the Receiving Party received the information from the Disclosing Party; or (iv) becomes, except with respect to Data, generally available to the public through no wrongful act of, or breach of this Agreement by, the Receiving Party. For the avoidance of doubt,

  CGI's obligations to protect the confidentiality of Data shall not be subject to the preceding exceptions (iii) or (iv).

          (b)    Use of Confidential Information.    The Receiving Party shall use Confidential Information of the Disclosing Party solely in connection with performance of this Agreement. The Receiving Party shall use such Confidential Information only as contemplated by this Agreement or as otherwise specifically authorized in writing by the Disclosing Party.

          (c)    Non-disclosure of Confidential Information.    The Receiving Party shall hold confidential and protect from disclosure to unauthorized third parties the Confidential Information of the Disclosing Party. In the event that the Receiving Party is required by law, according to the advice of counsel, to disclose Confidential Information of the Disclosing Party, the Receiving Party shall provide the Disclosing Party with prompt notice of such pending disclosure, if legally permissible, so that the Disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 12.1. In the absence of a protective order or a receipt of a waiver, the Receiving Party agrees to furnish only that portion of the Confidential Information that is legally required and such disclosure shall not be a breach of this Section 12.1.

          (d)    Degree of Care and Remedies.    The Receiving Party shall use at least the same degree of care (and, in any event, not less than a reasonable degree of care) in protecting the Disclosing Party's Confidential Information as it exercises in protecting its own Confidential Information. The Receiving Party shall notify the Disclosing Party immediately upon discovery of any unauthorized use or disclosure of Confidential Information or any other breach of this Section 12.1, and shall cooperate in every reasonable way with the Disclosing Party to help regain possession of Confidential Information and prevent its further unauthorized use.

          (e)    Ownership of Confidential Information.    Each party shall retain ownership of all rights, title and interest in its Confidential Information and, except as specifically provided for in this Agreement, nothing in this Agreement shall be construed to convey to either party any right, title, license or interest in any Confidential Information provided by the other party.

          (f)    Effect of Termination.    The obligation of one party to maintain the confidentiality of the other party's Confidential Information in accordance with the terms of this Section 12.1 shall survive the termination of this Agreement, regardless of the date, cause or manner of such termination. Within thirty (30) days following completion of the Termination/Expiration Services, each party shall, at the request of the other party, return (or destroy and certify the destruction of) such other party's Confidential Information to such other party; provided, however, that each party shall be allowed to retain one copy of the other party's Confidential Information for archival and regulatory purposes and further provided that each party shall be allowed to retain the other party's Confidential Information if necessary to enjoy any rights provided to such party under this Agreement provided that the confidentiality obligations of this Agreement shall continue to apply to all such retained information.

          (g)    Injunctive Relief.    Each party hereby acknowledges the importance and value of the Confidential Information of the other party and the need to protect the same. In the event that one party violates or breaches any provision of this Section 12.1, the other party shall be entitled to enjoin such violation or breach and any further violation or breach as well as to an equitable accounting of earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other remedies to which the other party may be entitled at law or in equity. The other shall also be entitled to recover from the breaching party reasonable attorneys' fees incurred by the other party in enforcing the provisions of this Section 12.1.

        12.2    Audit Rights.

          (a)   CGI shall, once a year, or as may be requested by the chairman of the Tier III Management Committee and approved by CGI, allow Kanawha auditors, including internal audit staff, inspectors and other representatives as Kanawha may designate in writing, access at all reasonable times to the CGI Sites, to CGI's personnel providing Services, and to logs relating to the Services for the purpose of performing audits and inspection to examine CGI's performance of the Services hereunder. Such audits shall be limited to audits of (i) CGI practices and procedures, (ii) systems, (iii) general controls and security practices and procedures, (iv) disaster recovery and backup procedures, (v) the accuracy of CGI invoices, (vi) performance of Services, and (vii) performance against Service Levels. The parties hereto agree to make appropriate arrangements to ensure that any audit shall not interfere with CGI's ability to perform the Services, nor with CGI's provision of services to other customers, and shall be subject to CGI's routine security procedures, practices and policies.

          (b)   If, as a result of an audit, it is established that CGI has overcharged Kanawha, CGI will promptly pay to Kanawha the amount of the overcharge, plus any interest accrued at a rate equal to the lesser of (i) the Prime Interest Rate plus two percent (2%), or (ii) the highest rate allowed by applicable law. If any such audit reveals an overcharge to Kanawha during any twelve (12) month period exceeding five percent (5%) of all fees in the aggregate paid by Kanawha to CGI during such period, CGI will reimburse Kanawha for the reasonable cost of such audit.

          (c)   If, as a result of an audit, it is established that CGI failed to be in compliance with any of its obligations or requirements under this Agreement (other than with respect to charges, which are governed by Subsection (b) above), CGI will at its expense, and will cause each of its subcontractors, employees and agents to, promptly take action to comply with such obligations or requirements.

SECTION 13—INTELLECTUAL PROPERTY

        13.1    Kanawha.    As between Kanawha and CGI, Kanawha shall be the sole and exclusive owner of all rights, title, and interest in and to the Kanawha Software and Data.

        13.2    CGI.    As between Kanawha and CGI, CGI shall be the sole and exclusive owner of all rights, title and interest in and to the CGI Software. However, during the Term and for the Termination/Expiration Assistance Period, CGI shall grant to Kanawha a fully paid-up, non-exclusive license to use, copy, distribute internally, reproduce, display, perform and prepare derivative works of the CGI Software solely for the purpose of receiving the benefit of the Services. If Kanawha desires an extension of any such license thereafter, CGI shall provide the requested license to Kanawha at the lesser of CGI's then-current rate or a commercially reasonable rate for such license and, if applicable, provide a source code escrow for the licensed CGI Software to ensure its availability to Kanawha in the event that CGI becomes unable to fulfill its obligations under such license. In addition, for the term of Kanawha's license to the CGI Software, Kanawha may allow its contractors access to the licensed CGI Software and may sublicense to such contractors any of Kanawha's foregoing rights in the CGI Software as CGI and Kanawha shall mutually agree are necessary to enable Kanawha to conduct its internal operations, but only after each such contractor has signed a non-disclosure agreement that prohibits the contractor from disclosing or disseminating to third parties, or using for contractor's own benefit, all or any part of the CGI Software.

        13.3    Works.    The Works shall be considered "works for hire," and all rights, title and interests in and to the Works, including all patent, copyright, trademark, trade secret and any other intellectual property rights therein, shall be owned by Kanawha. In the event the Works shall not be deemed to be "works for hire" under U.S. Copyright Law, CGI agrees to assign, and upon creation of such Works shall automatically assign to Kanawha, its successors and assigns, all rights, title and interests in the

Works and in all United States and international copyrights applicable to the Works, including all renewals, extensions and continuations thereto, and all other intellectual property rights therein. Kanawha shall grant to CGI a fully paid-up, non-exclusive license to use the Works solely for the purpose of providing the Services to Kanawha under this Agreement. If CGI desires to commercialize any of the Works, Kanawha may, in Kanawha's discretion, provide CGI with a license to use and sublicense any or all of the Works in exchange for payment of a commercially reasonable, mutually agreeable license fee.

        13.4    Residual Knowledge.    Nothing contained in this Agreement shall restrict either party from using any ideas, concepts, know-how, methodologies, processes, technologies, algorithms or techniques relating to the Services that either party, individually or jointly, develops or discloses under this Agreement provided that in doing so the party does not breach its obligations under this Agreement or infringe the intellectual property rights of the other party or third parties who have licensed or provided materials to the other party. Without limiting this provision, nothing in this Agreement shall prevent either party from independently developing any software that is the same or similar to any software owned by the other party so long as the developing party does not violate any copyright of the other party. Except for the license rights explicitly set forth in this Agreement, neither party grants any license to the other party under any of its patents or copyrights.

        13.5    Export.    The parties acknowledge that certain software and technical data to be provided under this Agreement may be subject to export controls under the laws and regulations of the United States or other countries. Neither party shall export any of those items or any direct product of them, nor undertake any transaction in violation of any of those laws or regulations. To the extent within a party's control, that party shall be responsible for, and shall coordinate and oversee, compliance with all applicable laws concerning any items it exports or imports under this Agreement.

SECTION 14—REPRESENTATIONS AND WARRANTIES

        14.1    Work Standards.    CGI represents and warrants that all Services performed by CGI for Kanawha shall be performed in a professional and workman-like manner using personnel with the skills and training appropriate for the assigned tasks in accordance with industry standards, and that CGI shall seek to minimize any disruption of Kanawha's business in the performance of the Services. CGI represents and warrants that Services shall be provided in accordance with all applicable laws, rules, and regulations including compliance with HIPAA standards.

        14.2    Title.    CGI represents and warrants that CGI owns all rights, title, and interest in and to the CGI Software or in the case of any Works, CGI has the right to grant the licenses provided for in this Agreement.

        14.3    No Pending Actions.    CGI represents and warrants that, to the best of its knowledge, no suit is pending or threatened which challenges the validity, enforceability, ownership or use of the Services, CGI Software, and Works.

        14.4    No Harmful Code.    CGI represents and warrants that the CGI Software and Works shall not contain any Trojan horses, worms, viruses or similar deceptive or destructive or disabling code, timer, clock, counter or other limiting design or routine that causes the CGI Software or Works to be erased, inoperable or otherwise incapable of being used in the full manner for which they were designed and intended pursuant to this Agreement after being used or copied a certain number of times, or after the lapse of a certain period of time, or after the occurrence or lapse of any similar triggering factor.

        14.5    Kanawha System Software and Application Software Licenses.    Kanawha represents and warrants that Kanawha is the owner or licensee of all Kanawha Software and, subject to Section 4.6, Kanawha will use Commercially Reasonable efforts during the Term to obtain any permissions required to allow any and all of the Kanawha Software to be used by CGI under this Agreement, without infringing any third party rights.

        14.6    Reliability.    Kanawha represents and warrants that, as of the Commencement Date, the Hardware and Kanawha System Software have been maintained in accordance with the manufacturer's approved maintenance standards and are in good working condition.

        14.7    Non-Infringement.    The parties represent and warrant that they shall perform their obligations under this Agreement in a manner that does not infringe or constitute an infringement or misappropriation of any patent, trade secret, copyright or other proprietary right of any third party. Further, CGI represents and warrants that the Services, CGI Software and the Works do not infringe or constitute an infringement or misappropriation of any patent, trademark, trade secret, copyright or other proprietary right of any third party.

        14.8    Authority.    Each party represents and warrants that:

          (a)   it has all requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated herein;

          (b)   the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all requisite corporate action on the part of each party;

          (c)   its entry into this Agreement does not violate or constitute a breach of any of its contractual obligations with third parties; and

          (d)   this Agreement has been duly executed and delivered by such party and is a valid and binding obligation of such party, enforceable against it in accordance with its terms.

        14.9    Disclaimer.

          (a)   CGI does not guarantee the accuracy of any advice, report, data or other product delivered to Kanawha that is produced with or from data or software provided by Kanawha.

          (b)   Subject to the obligations of CGI contained in this Agreement, CGI does not assure uninterrupted or error-free operation of the Application Software, Hardware, LAN, System Software and/or WAN.

          (c)   EXCEPT AS PROVIDED FOR IN THIS AGREEMENT, THERE ARE NO OTHER EXPRESS OR IMPLIED WARRANTIES, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND/OR ANY WARRANTIES ARISING OUT OF COURSE OF DEALING OR COURSE OF PERFORMANCE.

SECTION 15—INDEMNITIES; LIMITATION OF LIABILITY; RISK EVALUATION

        15.1    Indemnities.

          (a)    Indemnification by CGI.    CGI agrees to indemnify, defend and hold Kanawha, its affiliates and their respective directors, officers, employees, agents, representatives and subcontractors (excluding CGI and its subcontractors) (collectively, the "Kanawha Indemnified Parties") harmless from and against any and all liabilities, damages, costs and expenses (including attorneys' fees and other professionals' fees) arising from any claim, action, suit, or proceeding made or brought against Kanawha by a third party alleging (i) the breach by CGI of any provision of this Agreement, (ii) any violation of law by CGI, its employees, agents or third parties engaged by CGI or over which CGI has control, (iii) a data security or system integrity breach related to the Services, whether or not determined during a Security Audit, or (iv) the negligent or willful and wanton acts or omissions of CGI, its employees, agents or third parties over which it has control.

          (b)    Intellectual Property Indemnification by CGI.    CGI agrees to indemnify, defend and hold the Kanawha Indemnified Parties harmless from and against any and all liabilities, damages, costs and expenses (including attorneys' fees and other professionals' fees) arising from any claim, action, suit, or proceeding made or brought against Kanawha by a third party alleging that the Services or Kanawha's use of the CGI Software or Works infringes or misappropriates any third party's patent rights, copyrights, trademark rights, trade secret rights or other rights. In the event a court of competent jurisdiction determines that any CGI Software, Works or Services infringe any such third party right, or if CGI determines that the CGI Software, Works or Services likely infringe such third party rights, then CGI may, at its option and expense: (a) modify the infringing portion of the CGI Software, Works or Services to make them noninfringing, but without any material reduction in functionality or performance; (b) replace the infringing CGI Software, Works or Services with noninfringing goods or services having substantially similar functionality and performance; or (c) obtain the right to continue using the infringing CGI Software, Works or Services. In the event that CGI is unable to provide the foregoing remedies, then such failure shall be deemed a material breach of this Agreement and Kanawha shall have the right to terminate this Agreement upon written notice and pursue any remedies available under this Agreement, at law or in equity.

          (c)    Indemnification by Kanawha.    Kanawha agrees to indemnify, defend and hold CGI, its affiliates and their respective directors, officers, employees, agents, representatives, and authorized subcontractors (collectively, the "CGI Indemnified Parties") harmless from and against any and all liabilities, damages, costs and expenses (including attorneys' fees and other professionals' fees) arising from any claim, action, suit, or proceeding made or brought against CGI by a third party alleging (i) the breach by Kanawha of any provision of this Agreement, (ii) any violation of law by Kanawha, its employees, agents or third parties over which it has control, or (iii) the negligent or willful and wanton acts or omissions of Kanawha, its employees, agents or third parties over which it has control.

        15.2    Limitation of Liability.

          (a)   Neither party shall be liable to the other for any exemplary or punitive damages, nor for loss of sales, profits, customers, or goodwill, even if advised of the possibility of such damages. The following are examples of damages that are not excluded by the preceding sentence: (i) costs of recreating or reloading any lost or damaged data; (ii) costs of implementing a workaround in respect of a failure to provide the Services; (iii) costs of replacing lost or damaged equipment and software and any other materials; (iv) costs and expenses incurred to correct errors in the Works and Enhancements; (v) payments, fines, penalties or interest imposed by any governmental authority for failure to comply with the law; (vi) costs and expenses incurred to procure the Services from an alternate source; and (vii) straight time, overtime, or related expenses, including overhead allocations for employees, wages and salaries of additional personnel, travel expenses, telecommunication and similar charges, incurred due to the failure of CGI to provide the Services or incurred in connection with (i) through (vi) above.

          (b)   Except as provided in subsection (c) below, for all claims arising out of, under or in connection with this Agreement, each party's liability shall not exceed, in the aggregate, an amount equal to Four Million One Hundred Seventy Thousand Dollars ($4,170,000.00).

          (c)   The limitation in subsection (b) above does not apply with respect to either party's liability for (i) any amounts payable to CGI by Kanawha as fees for the Services, or by either party to the other party for assets acquired or in connection with leases assumed under this Agreement; (ii) claims arising out of willful misconduct; bad faith; or such gross negligence as evidences a reckless disregard of human life or the safety of the persons exposed to its dangerous effects, or that entire want of care that would raise the presumption of a conscious indifference to the rights of others that is equivalent to an intentional violation of them; (iii) claims arising out of personal injury or death; (iv) claims arising out of the infringement or misappropriation of any patent, copyright, trademark, trade secret or any other intellectual property right including, but not limited to, any right to indemnificaton under Section 15.1(b); or (v) claims based on breach of Section 12.1 of this Agreement.

          (d)   Neither party may assert against the other any claim arising out of, under or in connection with this Agreement that accrued more than two years before that party submitted the claim to mandatory and binding arbitration pursuant to Section 18.2 below.

SECTION 16—INSURANCE

        16.1    Insurance Coverage.    During the Term and the Termination/Expiration Assistance Period, CGI shall obtain and maintain at its own cost insurance of the type and in the amounts set forth below:

          (a)   Workers' Compensation coverage in accordance with applicable law;

          (b)   Employer's Liability in an amount not less than One Million Dollars ($1,000,000.00) per occurrence, covering bodily injury by accident or disease, including death;

          (c)   Commercial General Liability (including contractual liability insurance) in an amount not less than Two Million Dollars ($2,000,000.00) per occurrence;

          (d)   Comprehensive Automobile Liability covering all vehicles that CGI owns, hires or leases in an amount not less than One Million Dollars ($1,000,000.00) (combined single limit for bodily injury and property damage);

          (e)   Errors and Omissions Liability covering wrongful acts of CGI employees in the performance of the Services in an amount of not less than Four Million Dollars ($4,000,000.00) per occurrence; and

          (f)    Excess umbrella coverage of not less than Ten Million Dollars ($10,000,000).

        16.2    Insurance Documentation.    CGI shall, upon Kanawha's request, furnish to Kanawha certificates of insurance or other appropriate documentation (including evidence of renewal of insurance) evidencing all coverages referenced in Section 16.1 and, if and to the extent applicable, naming Kanawha as an additional insured. Such certificates or other documentation shall include a provision whereby thirty (30) days' notice must be received by Kanawha prior to coverage cancellation or material alteration of the coverage by either CGI or the applicable insurer. Such cancellation or material alteration shall not relieve CGI of its continuing obligation to maintain insurance coverage in accordance with Section 16.1.

SECTION 17—FORCE MAJEURE

        17.1    Force Majeure.    Notwithstanding any other provision hereof to the contrary, neither Kanawha nor CGI shall be deemed to be in default hereunder or liable for any failure to perform their obligations hereunder for causes beyond their reasonable control including, without limitation, delays in production or delivery of any of the Hardware, System Software, third party Application Software, WAN and LAN or delays or other inability to perform resulting from fire, flood, weather, accident, terrorism, war or civil insurrection; provided that such circumstance or cause cannot be circumvented by reasonable work-around plans, computer systems, disaster recovery services, alternate sources or other Commercially Reasonable means. Kanawha and CGI shall use all Commercially Reasonable efforts to resume performance of their respective obligations to whatever extent possible without delay.

SECTION 18—INFORMAL DISPUTE RESOLUTION AND ARBITRATION

        18.1    Informal Dispute Resolution.    In the event of a dispute in connection with this Agreement, the CMO and the Kanawha representative designated pursuant to Section 9.1 above shall meet to discuss and resolve the matter. In the event they are unable to resolve the dispute within fifteen (15) calendar days, or five (5) business days if either party notifies the other party that the matter requires urgent resolution, the dispute shall be referred to a more senior level officer of each of the parties for resolution of the problem.

        18.2    Arbitration.    If the senior level officers are unable within fifteen (15) calendar days, or five (5) business days in case of emergency, to resolve any dispute referred to them pursuant to Section 18.1 above, then such dispute shall be submitted to mandatory and binding arbitration. The disputing party shall notify the other party in writing describing in reasonable detail the nature of the dispute, and the parties shall attempt within twenty (20) calendar days of the notification of dispute to agree on an individual arbitrator familiar with applicable law and the Services provided hereunder. If the parties are unable to agree upon an arbitrator, then either party shall have the right to apply to a judge of a court of competent jurisdiction for the appointment of a single arbitrator. The arbitrator shall conduct the arbitration in South Carolina in accordance with the commercial rules of the American Arbitration Association. The arbitrator shall have the right and power to grant damages as well as award the costs of the arbitration. The arbitrator's decision shall be final, without right of appeal, and shall bind the parties. It is agreed that any dispute dealing with the infringement of intellectual property rights or the protection of confidential information shall not be subject to arbitration. The parties shall continue to perform their respective obligations notwithstanding a dispute until a dispute is resolved or arbitrated. Notwithstanding anything to the contrary in this Section 18.2, either party may seek a restraining order or injunction in a court of competent jurisdiction in South Carolina, the exclusive jurisdiction of such courts with respect to such purposes, without first using the procedures in Section 18.2.

SECTION 19—MISCELLANEOUS

        19.1    Assignment and Binding Effect.    Neither party may assign or otherwise transfer any of its rights, duties or obligations under this Agreement without the prior written consent of the other party, except either party may, upon written notice to the other (but without any obligation to obtain the consent of the other party), assign this Agreement to any entity that succeeds (by purchase, merger, operation of law or otherwise) to all or substantially all of the capital stock, assets or business of the party, provided such entity agrees in writing to assume and be bound by all of the obligations of such party under this Agreement. Any attempted assignment or transfer in violation hereof shall be void and of no force or effect

        19.2    No Waiver.    A waiver by either party of any breach or default of any of the provisions contained herein shall not be construed as a waiver of any succeeding or subsequent breach of this Agreement.

        19.3    Severability.    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision herein contained and any such invalid or unenforceable provision shall be deemed to be severable.

        19.4    No Agency/Independent Contractor.    The parties are and shall at all times remain independent parties and nothing contained herein shall be construed as creating a partnership, joint venture or, unless as expressly provided herein, an agency between CGI and Kanawha. CGI's relationship to Kanawha in performing this Agreement is that of an independent contractor, not an employee. The personnel performing Services under this Agreement shall at all times be under CGI's exclusive direction and control and shall be employees of CGI and not Kanawha.

        19.5    Hiring of Employees.    During the Term and for a period of one year thereafter, neither party shall, without the other's prior written consent, recruit or hire any person who is then or was in the previous six months an employee of the other or one of its affiliates. However, upon expiration or termination of this Agreement, CGI shall waive this restriction for Transitioned Employees substantially dedicated to providing support for Kanawha's outsourced environment during the six (6) months preceding the expiration or termination. Additionally, Kanawha may at any time hire any Transitioned Employees terminated by CGI.

        19.6    Effect on MOU.    This Agreement entirely supersedes the MOU, which shall be considered void and of no force or effect on and after the Effective Date of this Agreement.

        19.7    Amendment.    No amendment to this Agreement shall be effective unless in writing and signed by authorized representatives of both parties hereto.

        19.8    Governing Law.    This Agreement shall be governed by the laws of the State of South Carolina, without giving effect to its conflict of laws principles.

        19.9    Publicity.    Each party shall submit to the other in advance all advertising, written sales promotions, press releases and other publicity matters relating to this Agreement in which the other party's name is mentioned and shall not publish or use such advertising, sales promotion, press releases, or publicity matters without prior written approval of the other party. However, either party may include the other party's name and a factual description of the work performed under this Agreement in its lists of references and in the experience section of proposals to third parties, in internal business planning documents, in its Annual Report to shareholders, and whenever required for legal, accounting or regulatory purposes.

        19.10    Conflicts.    In the event of any conflict or inconsistency between or among the main body of this Agreement (which consists of Sections 1 through 19) and the Schedules to this Agreement, the terms of the main body of this Agreement shall prevail.

        19.11    Survival.    The provisions of this Agreement that by their nature and context are intended to survive the performance and termination of this Agreement by the parties shall so survive the completion of performance and termination of this Agreement, including the making of any and all payments due hereunder. In particular, and without limitation, the terms set forth in Sections 1, 6, 10.7, 10.8, 10.9, 11-15, 18 and 19 shall survive the termination of this Agreement.

        19.12    Notices.    Notices sent to either party relating to this Agreement shall be effective upon delivery when delivered in person or transmitted by fax machine, upon receipt when sent by overnight courier, or three (3) business days after being sent by first class mail, postage prepaid, to the address set forth below, or at such other address as either party may give notice:

    If to Kanawha:

    Kanawha HealthCare Solutions, Inc.
    210 South White Street
    Lancaster, South Carolina, 29721
    Attention: Larry Higgins, General Counsel
    Fax: (803) 283-5313

    With a copy to:

    Ron Groover, Vice President, Corporate Services
    (same address as above)

    If to CGI:

    CGI Information Systems & Management Consultants, Inc.
    3740 DaVinci Court
    Norcross, Georgia 30092
    Attention: Terry Broom, Senior Vice President
    Fax: (770) 849-1001

    With a copy to: Joe Saliba, President
    CGI Information Systems & Management Consultants, Inc.
    600 Federal Street
    Andover, MA 01810
    Fax: (978) 686-0130

A fax or photocopy of this Agreement and any notice hereunder shall be treated as an "original" document admissible into evidence unless the document's authenticity is genuinely placed in question.

        IN WITNESS WHEREOF, each party hereto has caused its duly authorized representatives to execute and deliver this Agreement as of the Effective Date.

CGI Information Systems & Management Consultants, Inc.		Kanawha Healthcare Solutions, Inc.
By:	/s/ JOSEPH I SALIBA	By:	/s/ STANLEY D. JOHNSON

Name:	Joseph I Saliba	Name:	Stanley D. Johnson

Title:	President, USA	Title:	Chairman

By:		By:	/s/ R. DALE VAUGHAN

Name:		Name:	R. Dale Vaughan

Title:		Title:	President & CEO

GUARANTY BY CGI GROUP INC.

        CGI Group Inc. ("Guarantor"), the ultimate parent of CGI Information Systems & Management Consultants, Inc. ("CGI"), hereby guarantees to Kanawha Healthcare Solutions, Inc. ("Kanawha") the full and timely payment and performance of all obligations, covenants, warranties, representations and indemnities made by CGI in and under this Outsourcing Services Agreement in accordance with the following Guarantor guaranty (this "guaranty").

        If CGI breaches or otherwise fails to perform any of its obligations under the Outsourcing Services Agreement (other than for reasons which result in CGI being excused from performing such obligations) and fails to cure such breaches or defaults prior to the expiration of any applicable notice or cure period, then within a reasonable period of time following Guarantor's receipt of written notice from Kanawha of CGI's default, Guarantor shall cause such obligations to be performed in accordance with the terms and conditions of the Outsourcing Services Agreement either directly or through another entity provided that Guarantor shall remain liable for such indirect performance in accordance with the terms and conditions set forth in this guaranty.

        This guaranty shall remain in effect during the Term of this Agreement. This guaranty constitutes an absolute, primary and continuing guaranty provided that any liability of Guarantor under this guaranty shall be coextensive with, but not in excess of, any liability of CGI to Kanawha under the Outsourcing Services Agreement. Guarantor shall be entitled to all rights, privileges, and defenses otherwise available to CGI with respect to any such liability, including without limitation all provisions of the Outsourcing Services Agreement relating to limitation of liability. In no event shall the aggregate liability of Guarantor and CGI under this guaranty and the Outsourcing Services Agreement exceed any aggregate liability applicable to CGI under the Outsourcing Services Agreement.

        No act of commission or omission of any kind or at any time upon the part of Kanawha in respect to any matters whatsoever shall in any way affect or impair this guaranty. This guaranty shall continue to be effective upon any modification or amendment to this Outsourcing Services Agreement, and the obligations of CGI shall not be released, discharged or reduced by such modification or amendment, except to the extent expressly provided in such modification or amendment.

        Any dispute relating to this guaranty shall be resolved in accordance with the dispute resolution procedures contained in the Outsourcing Services Agreement provided that, for the avoidance of doubt, Kanawha is not required to pursue any dispute resolution procedures, legal proceedings or other courses of action against CGI prior to, or as a condition to, pursuing enforcement of this guaranty against Guarantor.

CGI GROUP INC.
BY:	/s/ JOSEPH I. SALIBA
NAME:	Joseph I. Saliba
TITLE:	President, USA

GUARANTY BY KANAWHA INSURANCE COMPANY

        Kanawha Insurance Company ("Guarantor"), the parent of Kanawha Healthcare Solutions, Inc. ("Kanawha"), hereby guarantees to CGI Information Systems & Management Consultants, Inc. ("CGI") the full and timely payment and performance of all obligations, covenants, warranties, representations and indemnities made by Kanawha in and under this Agreement in accordance with the following Guarantor guaranty (this "guaranty").

        If Kanawha breaches or otherwise fails to perform any of its obligations under this Agreement (other than for reasons which result in Kanawha being excused from performing such obligations) and fails to cure such breaches or defaults prior to the expiration of any applicable notice or cure period, then within a reasonable period of time following Guarantor's receipt of written notice from CGI of Kanawha's default, Guarantor shall cause such obligations to be performed in accordance with the terms and conditions of this Agreement either directly or through another entity provided that Guarantor shall remain liable for such indirect performance in accordance with the terms and conditions set forth in this guaranty.

        This guaranty shall remain in effect during the Term of this Agreement. This guaranty constitutes an absolute, primary and continuing guaranty provided that any liability of Guarantor under this guaranty shall be coextensive with, but not in excess of, any liability of Kanawha to CGI under this Agreement. Guarantor shall be entitled to all rights, privileges, and defenses otherwise available to Kanawha with respect to any such liability, including without limitation all provisions of this Agreement relating to limitation of liability. In no event shall the aggregate liability of Guarantor and Kanawha under this guaranty and this Agreement exceed any aggregate liability applicable to Kanawha under this Agreement.

        No act of commission or omission of any kind or at any time upon the part of Kanawha in respect to any matters whatsoever shall in any way affect or impair this guaranty. This guaranty shall continue to be effective upon any modification or amendment to this Agreement, and the obligations of Kanawha shall not be released, discharged or reduced by such modification or amendment, except to the extent expressly provided in such modification or amendment.

        Any dispute relating to this guaranty shall be resolved in accordance with the dispute resolution procedures contained in this Agreement provided that, for the avoidance of doubt, CGI is not required to pursue any dispute resolution procedures, legal proceedings or other courses of action against Kanawha prior to, or as a condition to, pursuing enforcement of this guaranty against Guarantor.

KANAWHA INSURANCE COMPANY
BY:	/s/ STANLEY D. JOHNSON
NAME:	Stanley D. Johnson
TITLE:	Chairman, CEO & President

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  Exhibit 10.07
OUTSOURCING SERVICES AGREEMENT BETWEEN CGI INFORMATION SYSTEMS & MANAGEMENT CONSULTANTS, INC. AND KANAWHA HEALTHCARE SOLUTIONS, INC. November 11, 2003